Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media/Editorial Contact:

Applied Micro Circuits Corporation	The Ardell Group
Scott Dawson	Angela Edgerton
(858) 535-4217	(858) 792-2941
E-mail: sdawson@amcc.com	E-mail: angela@ardellgroup.com

Thursday, August 3, 2006

Company Press Release

AMCC to Acquire Quake Technologies; Establishes Leadership Position in the Rapidly Growing 10G Ethernet Enterprise Market

Combination of AMCC’s leading packet processing capability and Quake’s 10G Ethernet technology enables AMCC to offer highly differentiated system-level solutions in the Enterprise market.

Sunnyvale, Calif. – August 3, 2006 – Applied Micro Circuits Corp. (AMCC) [NASDAQ: AMCC] today announced that it has signed a definitive agreement to acquire Quake Technologies, Inc. Quake is a privately-held fabless semiconductor company that is the leading vendor of 10 Gigabit Ethernet (10GE) PHY technology. Enterprise networks, including the Data Center are experiencing a rapid transition from 1GE to 10GE, and Quake’s technology is designed in and shipping to the leading vendors serving this high-performance networking space.

According to the Dell’Oro group, 10GE ports are predicted to grow from approximately 500 thousand ports shipped in 2006 to over 9 million ports shipped in 2010; a 17-fold increase in four years. 10GE is now one of the fastest growing networking technologies.

“Quake is the worldwide leading provider of 10GE PHY silicon. They have captured significant designs with the leading vendors in the Enterprise and Data Center markets,” said Kambiz Hooshmand, president and CEO of AMCC. “This acquisition allows AMCC to obtain an early entrance and strong presence into this rapidly expanding, high volume market.”

“AMCC’s expertise in packet processing complements Quake’s leading 10GE PHY technology,” said Daniel Trépanier, president and CEO of Quake. “Integrating with AMCC will enable us to offer a unique and wide range of differentiated, value-added system-level solutions in the Enterprise market.”

- more -

AMCC Announces Definitive Agreement to Acquire Quake Technologies	Page 2

“As the 10GE transition occurs in the Enterprise and Data Center markets, AMCC is taking an excellent opportunity to enter this space while leveraging Quake’s proven technical leadership and design expertise with key customers,” said Simon Stanley, Founder and Principal Consultant at Earlswood Marketing Limited. “As silicon speed and integration levels increase due to ever growing network bandwidth, significant challenges arise in high-frequency, mixed-signal design. Quake adds to the strength AMCC already has in mixed-signal technologies and supports AMCC’s position at the forefront of high-performance, mixed-signal design.”

Under the terms of the agreement, AMCC will acquire all outstanding shares of Quake for approximately $69 million in cash (net of the estimated cash and receivables that AMCC expects to assume in the deal). The transaction is subject to certain customary closing conditions and regulatory approvals, and is expected to close at the end of August 2006.

Quake Technologies was founded in 2000. Quake currently employs approximately 50 people, the majority of whom are based in Ottawa, Canada. Quake’s President and CEO, Daniel Trépanier will report directly to Kambiz Hooshmand.

AMCC and Quake management will be holding a conference call today, August 3, 2006, at 2:00 p.m. PDT/5:00 p.m. EDT to discuss additional details regarding the acquisition. You may access the conference call via any of the following:

Teleconference:	785-832-1508
Conference ID:	3429264
Web Broadcast:	http://www.amcc.com
Replay:	719-457-0820
(Available for 7 days following the call)

About AMCC

AMCC is a global leader in network and embedded PowerPC processing, optical transport and storage solutions. Our products enable the development of converged IP-based networks offering high-speed secure data, high-definition video and high-quality voice for carrier, metropolitan, access and enterprise applications. AMCC provides networking equipment vendors with industry-leading network and communications processing, Ethernet, SONET and switch fabric solutions. AMCC is also the leading vendor of high-port count SATA RAID controllers enabling low-cost, high-performance, high-capacity storage. AMCC’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

- more -

AMCC Announces Definitive Agreement to Acquire Quake Technologies	Page 3

About Quake Technologies, Inc.

Quake Technologies is an innovative, global fabless semiconductor company with an established record of designing, developing and supplying physical layer (PHY) mixed-signal ICs for 10 Gigabit applications for enterprise, data and storage networking markets. Quake’s new product development focuses on value-added features and anticipation of market trends while complying with all the necessary standards.

With continuous revenue growth since its inception in 2000, Quake has rapidly transitioned from development to successful commercialization. Privately held and well funded, Quake benefits from strong input from its major technology industry investors, complementing its experienced management team.

Quake has offices in Ottawa, Ontario and Santa Clara, California and sales representation in markets around the world. For more information, please visit www.quaketech.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding the potential growth of the market in which Quake Technologies operates, the anticipated impact of this acquisition on AMCC, the anticipated timing of closing, and trends in business conditions. Readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to change and future events or results may differ materially. Readers are referred to the documents filed by AMCC with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in these forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: this acquisition may not close on a timely basis or at all, due to failure to satisfy closing conditions or otherwise; risks associated with the successful integration of Quake Technologies’ business; AMCC may not be able to retain key employees of Quake Technologies; anticipated benefits of this acquisition may not be realized; global economic conditions; uncertainties in the geopolitical environment; pricing pressure in the optical networking industry; competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; Internet infrastructure problems and government regulation of the Internet; international operations; litigation involving patents, intellectual property and state and federal securities litigation matters; and possible disruption in commercial activities occasioned by terrorist activity and armed conflict. The information in this release is current as of the date of this release, but may not remain accurate as of any future date. AMCC does not undertake any duty to update the information provided in this release, except as otherwise required by law.

# # #

AMCC is a registered trademark of Applied Micro Circuits Corporation. The PowerPC name and logo are registered trademarks of IBM Corporation and used under license therefrom. All other trademarks are the property of their respective owners.